Exhibit 10.10

September 2, 2021

Pete Angstadt

via ForgeRock, Inc.

Dear Pete,

This letter agreement (the “Agreement”) is entered into between Pete Angstadt (“you”) and ForgeRock, Inc. (“ForgeRock” or “we”), effective as of the date signed below (the “Effective Date”), to confirm the terms and conditions of your employment with the Company.

1. Title/Position. You will continue to serve as ForgeRock’s Chief Revenue Officer. You also will continue to report to the Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned. By signing this Agreement, you confirm that you continue to have no contractual commitments or other legal obligations that would prohibit you from performing your duties for ForgeRock.

2. Base Salary. As of ForgeRock’s initial public offering (“IPO”), your annual base salary will be $362,303, which will be payable, less any applicable withholdings, in accordance with ForgeRock’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by our Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion. We anticipate that the first such Committee annual review will occur in the first quarter of 2022.

3. Annual Bonus. As of the IPO, you will have the opportunity to earn a target annual cash bonus equal to $362,303, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

4. Equity Awards.

a.

It will be it will be recommended to the Board or the Committee that on the date of the pricing of ForgeRock’s IPO by the pricing committee of the Board you be granted a stock option under our 2021 Equity Incentive Plan (the “2021 Plan”) covering a numbers of shares with a “value” of $547,800, rounded down to the nearest share (the “IPO Option”). For purposes of the IPO Option, “value” means the grant date accounting fair value of such award as will be reported in ForgeRock’s financial statements. The exercise price of the IPO Option will be the per share IPO price determined by the pricing committee. The IPO option will vest as to 25% of the shares on the anniversary of the grant date and 1/48 of the total shares each month thereafter, subject to continued service.

GLOBAL HEADQUARTERS    201 Mission St, Suite 2900    San Francisco, CA 94105    +1 415-599-1100

b.

Further, in first quarter of 2022, it will be recommended to the Board or the Committee that you be granted restricted stock units under the 2021 Plan covering a numbers of shares with a “value” of $1,278,200, rounded down to the nearest share (the “2022 RSUs”). For purposes of the 2022 RSUs, “value” means the average of the closing price per share of ForgeRock’s common stock for the 30-trading day period ending on the date of grant. The 2022 RSUs will vest with a one-year cliff, and quarterly thereafter over approximately four years with vesting occurring on ForgeRock’s standard quarterly vesting date.

c.

You will continue to be eligible to receive additional equity awards pursuant to any plans or arrangements ForgeRock may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Your equity awards outstanding as of the Effective Date will continue in effect on their existing terms.

5. Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by ForgeRock for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. ForgeRock reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6. Severance. You are a participant in ForgeRock’s Change in Control and Severance Policy (the “CIC/Severance Policy”). The CIC/Severance Policy and the participation agreement under the CIC/Severance Policy that you signed specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with ForgeRock.

7. Confidentiality Agreement. The employment relationship between you and the company will also be governed by ForgeRock’s general employment policies and practices, which may be in effect from time to time, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this letter differ from or are in conflict with ForgeRock’s general employment practices or policies, this letter will control. ForgeRock has a firm policy against its employees using any trade secrets or other proprietary information of third parties in the course of performing their duties for the company. During your employment with ForgeRock, you may not disclose to ForgeRock or use, or induce ForgeRock to use, any trade secrets or other proprietary information of others, including your prior employer. To protect the interests of ForgeRock, your acceptance of this Agreement confirms that the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you previously signed with ForgeRock (the “Confidentiality Agreement”) still applies.

8. At-Will Employment. ForgeRock is an “at-will” employer. That means that both you and the company have the right to terminate your employment at any time, with or without advance notice, and for any reason, with or without cause, or for no reason at all. Likewise, the terms of your employment may be altered at any time (including changes in your duties, changes in your

GLOBAL HEADQUARTERS    201 Mission St, Suite 2900    San Francisco, CA 94105    +1 415-599-1100

pay and demotions), with or without cause, at the discretion of ForgeRock. This paragraph is intended to be the complete and final statement regarding the circumstances under which your employment may be terminated, which means that it supersedes any prior agreements or representations. If this paragraph conflicts with any practice or policy of ForgeRock, now or in the future, the terms of this paragraph will control. This at-will nature of your employment cannot be altered except by a written agreement signed by you and an officer of ForgeRock

9. Miscellaneous. This Agreement, together with the Confidentiality Agreement, the CIC/Severance Policy and any outstanding equity awards granted to you by ForgeRock and the applicable award agreements thereunder, constitute the entire agreement between you and ForgeRock regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and ForgeRock. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of ForgeRock.

[Signature page follows]

GLOBAL HEADQUARTERS    201 Mission St, Suite 2900    San Francisco, CA 94105    +1 415-599-1100

To confirm the terms and conditions of your employment with ForgeRock, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

FORGEROCK, INC.

By:	/s/ Fran Rosch
Fran Rosch, Chief Executive Officer

Agreed to and accepted:

/s/ Pete Angstadt
Pete Angstadt

Dated:	9/2/2021

GLOBAL HEADQUARTERS    201 Mission St, Suite 2900    San Francisco, CA 94105    +1 415-599-1100